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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 15, 2002
                            (Date of report; date of
                            earliest event reported)



                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)



                  Delaware                               38-0572512
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)








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ITEM 5.  OTHER EVENTS


                          ACTIONS BY RATING AGENCIES

On October 15, 2002, Moody's Investors Service issued a news release confirming its long-term rating of General Motors Corporation's (GM) and its long-term and short-term ratings of GM's subsidiary, General Motors Acceptance Corporation
(GMAC). On October 16, 2002, Standard and Poor's Ratings Services announced in a press release that it lowered its long-term corporate credit ratings on GM and GMAC. The body of the news releases made by Moody's Investors Service and Standard and Poor's Ratings Services follows, in respective order:

New York, October 15, 2002 -- Moody's Investors Service confirmed the A3 long-term rating of General Motors Corporation, and the A2 long-term and Prime-1 short-term ratings of General Motors Acceptance Corp. (GMAC), and maintained a Negative Outlook for both companies. The confirmation reflects Moody's expectation that GM will demonstrate strong operating performance through 2002, and that the company will continue to make further progress in strengthening its overall competitive position in North America through 2003. This position should be supported by further cost reductions, a competitive new product schedule, a stabilized market share position, and the solid capitalization and asset quality of GMAC. Through September 2002, these competitive strengths have enabled the company to generate $2.3 billion in free cash flow (after working capital, capex, dividends and $3.2 billion in pension and VEBA contributions), and to build a gross automotive liquidity position of $18.2 billion compared with $14.9 billion in automotive debt.

Despite these strengths GM's rating Outlook remains Negative, and the company's credit quality and its position within the A3 rating level have come under additional pressure due to a number of factors. These include: the significant increase in the unfunded pension liability, the preliminary rejection of the Hughes/EchoStar merger by the FCC, the growing uncertainty surrounding the intermediate-term health of U.S. automotive shipments, and the likelihood that incentives/pricing pressure will remain burdensome. An additional risk is posed by the potential call on GM's capital and cash resources in connection with Fiat's option, beginning in January 2004, to put its automotive operations to GM.

GM's outlook has been negative since October 2001, when the company's rating was lowered to A3 from A2. The pressures that the company will face during the next twelve months could limit its ability to demonstrate performance that is appropriately supportive of the current rating. Moody's notes that in the absence of sufficiently positive operational or financial developments, there is the possibility that the pension liability, a downturn in the U.S. market, or a capital outflow associated with the Fiat put, could contribute to a review for possible downgrade of GM's A3 rating and GMAC's A2/P-1 ratings within the next six to nine months. If such a review were to occur, and if a rating adjustment were required, it is likely that the rating action would be modest and that GM would be solidly positioned at the new rating level due to its improving operating fundamentals, solid market position and sizable cash position.

General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks. GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the worlds largest non-bank financial institutions.

NEW YORK (Standard & Poor's) Oct. 16, 2002--Standard & Poor's Ratings Services said today that it has lowered its long-term corporate credit ratings on General Motors Corp. and its financial subsidiary, General Motors Acceptance Corp. to triple-'B' from triple-'B'-plus due to increases in GM's pension liability. The current outlook is stable.

Standard & Poor's said that it has affirmed its 'A-2' short-term ratings on the company. Consolidated debt outstanding totaled $187 billion at Sept.30, 2002.

"The primary reason for the downgrade is that poor pension investment portfolio returns have contributed to a huge increase in GM's already-large unfunded pension liability", said Standard & Poor's credit analyst Scott Sprinzen. "Secondly," he continued, "the persisting weak operating performance of 20%-owned Fiat Auto has increased the likelihood that the entanglement this affiliation represents could result in a material call on GM's financial resources". "Also, GM's goal of monetizing its stake in Hughes Electronic Corp. remains elusive". Mr. Sprinzen said that these developments are only partly mitigated by the impressive earnings and cash flow recently achieved at GM's core North American automotive unit, as it is uncertain how long these advancements can continue.

Standard & Poor's noted that although cash flow could vary widely over the next few years, it should remain sufficient on average to enable progress in reducing the company's benefits obligations. Liquidity and funding flexibility remain satisfactory, in light of GM's large cash position and access to bank credit facilities, and the varied funding sources that continue to be available to GMAC.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        October 17, 2002       /s/   WILLIAM F. MUIR
              ----------------       -------------------------------------
                                     William F. Muir
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        October 17, 2002       /s/   LINDA K. ZUKAUCKAS
              ----------------       ------------------------------------
                                     Linda K. Zukauckas
                                     Controller and Principal Accounting Officer